CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated April 27, 2000, relating to the financial statements of Kinetics Portfolios Trust, which appear in such Registration Statement. We also consent to the references to us under the headings "Counsel and Independent Auditors" and "Independent Public Accountants" in such Registration Statement.

Milwaukee, WI
April 27, 2000